Exhibit 99.1

June 09, 2015

Oil and Gas Industry Veteran to Lead Petrosonic Technology Effort

Petrosonic reported today that Gerald Bruce will become the company’s Chief Technology Officer (CTO) effective immediately. Mr. Bruce, who is a principal at GWB Consulting Inc. has been advising the company for several months regarding commercialization of Petrosonic’s Sonoprocess technology in several segments of the oil and gas industry.

Gerald Bruce is currently President of the Canadian Crude Quality Technical Association (CCQTA) and is past President of the Canadian Heavy Oil Association (CHOA). He was Manager of Development at MEG Energy Corp. where he was involved in the development of the MEG HI-Q process for partial upgrading of bitumen. Prior experience in the downstream refining industry has provided Gerald with a solid appreciation of how innovative technology applications lead to industry benefits.

Mr. Bruce will lead Petrosonic’s efforts to develop and deliver innovative process solutions based on the company’s sonic separation technology, with emphasis on hydrocarbon quality improvement across industry sectors.

“Gerald has an outstanding track record, and has recently developed and delivered important process innovations to the oil and gas industry,” said Petrosonic CEO Art Agolli. “He is a thought leader and an influencer and we are delighted to welcome him to the Petrosonic team. With Gerald’s guidance, and in response to pull from the market, we have expanded our focus to include adaptations of our sonic separation platform that may provide solutions costly, recurring challenges such as contamination of natural gas liquids, or recovering and decontaminating waste oil.”

“There are several process areas where the industry has a strong need for better ways to separate solids and other contaminants from hydrocarbon liquids prior to downstream processing,” Mr. Bruce offered. “Feedstocks with high levels of solids or other contaminants cause fouling of the downstream process equipment, which in turn leads to equipment outages and costly process downtime. Conventional filtration techniques can’t be used because the asphaltenes and other contaminants quickly saturate and block the filter.”

According to Bruce, if feedstock quality is improved then customers can improve process reliability and reduce downtime. An increase in production of just a few days a year provides a very significant economic return.

Results from earlier bench scale testing demonstrate that Petrosonic’s Sonoprocess(tm) technology can effectively remove contamination from a variety of hydrocarbon streams. In these tests, effective agglomeration of solid particles in the sonic separator allowed for removal of problem materials. According to the company, both organic and inorganic solids can be controlled, resulting in clean feedstock to downstream processes.

The company says that it will continue to develop innovative solutions that utilize its sonication technology for partial upgrading of heavy oil. But, Agolli points out that there is an urgent need for solutions for decontamination of NGLs. According to Agolli, applying the sonic separation technology for this purpose may in fact be simpler than the upgrading of oil because it involves fewer process steps and requires no solvent.

“Production of NGLs is just booming right now,” says Agolli. “Fouling of equipment from contaminated feedstocks is a common and very costly problem, so the high interest we are seeing in our proposed solution is not surprising. We believe that we may be able to respond very quickly to this demand by adapting existing equipment to validate and demonstrate the effectiveness of this approach.”

About Petrosonic Energy, Inc.

Petrosonic Energy, Inc. is in business to deliver innovative technologies to the energy sector. The primary focus is to provide technologies, which separate asphaltenes from heavy oil and decontaminate hydrocarbons economically and in an environmentally friendly manner. The Company’s patented SonoprocessTM uses sonic energy to effectively remove contamination from a variety of hydrocarbon streams.

Forward-Looking Statements Disclosure

This press release may contain “forward-looking statements” within the meaning of the federal securities laws. In this context, forward-looking statements may address the company’s expected future business and financial performance, and often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” and other terms with similar meaning. These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.

Contact:

Petrosonic Investor

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